                              OFFICER'S CERTIFICATE

                            GMAC MORTGAGE CORPORATION

         I, William J. Maguire, hereby certify that I am the duly elected
Seniore Vice President of GMAC Mortgage Corporation (the "Servicer"), a
corporation organized under the laws of the Commonwealth of Pennsylvania, that I have made such reasonable investigation as I have deemed necessary to deliver this Certificate, including discussions with responsible officers of the
Servicer and further certify to the best of my knowledge as follows:

                  1. A review of the activities of the Servicer during the
         calendar year beginning January 1, 2000 and ending on December 31, 2000
         (the "Calendar Year") and of its performance under the servicing agreements, including the servicing agreement dated as of March 30,
         2000 (the "Servicing Agreement"), by and among the Servicer, the
         Issuer, and the Indenture Trustee, has been made under my supervision.

                  2. To the best of my knowledge, based on such review, the
         Servicer has complied in all material respects with the minimum servicing standards set forth in the Uniform Single Attestation Program for Mortgage Bankers and has fulfilled all of its material obligations in all material respects throughout the Calendar Year.

         Capitalized terms not defined herein have the meanings set forth in the
Servicing Agreement.

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the
Servicer.

Dated:  March 31, 2001
Re: GMACM Home Equity Loan Trust 2000-HE1
                                               GMAC MORTGAGE CORPORATION

                                               By:      /s/ William J. Maguire
                                                      Name:  William J. Maguire
                                                        Title:  Senior Vice President